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                                                       Exhibit 5.0










June 1, 1995

Orion Capital Corporation
600 Fifth Avenue
New York, New York 10020-2302

Ladies and Gentlemen:

     We understand that a Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the "Act"), of shares of common stock, par value $1.00 per share (the "Securities"), of Orion Capital Corporation (the "Company") to be offered in connection with the Company's 1994 Stock Option Plan for Non-Employee Directors (the "Plan").

     We have examined and are familiar with the corporate records of the Company, including its Restated Certificate of Incorporation, as amended, its By-Laws, minutes of directors' and stockholders' meetings relating to the Plan and such other documents, including the Plan and certificates of public officials, which we have deemed relevant or necessary as the basis for our opinion as set forth herein.

     Based on the foregoing, it is our opinion that:

     1. The Company is duly incorporated and validly existing in good standing under the laws of the State of Delaware.

     2. The Securities have been duly authorized and when issued pursuant to the Plan and paid for as con-templated thereby and the Registration Statement will be legally issued, fully paid and non-assessable.








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     We consent to the inclusion of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Donovan Leisure Newton & Irvine